As filed with the Securities and Exchange Commission on September 10, 2004

Registration No. 333-116792

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8
TO
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LUCENT TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation or Organization)

22-3408857

(I.R.S. Employer Identification No.)

600 MOUNTAIN AVENUE, MURRAY HILL, NEW JERSEY	07974

(Address of Principal Executive Offices)	(Zip Code)

TELICA, INC. RESTATED 1998 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

(Full Title of the Plan)

William R. Carapezzi, Jr., Esq.
Senior Vice President, General Counsel and Secretary
Lucent Technologies Inc.
600 Mountain Avenue
Murray Hill, New Jersey 07974

(Name and Address of Agent for Service)

(908) 582-8500

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Registration
To Be Registered	Registered (1)	Share	Price	Fee
Common Stock, $0.01 par value per share, and related preferred stock purchase rights (2)	3,466,655 shares	(2)	(2)	(2)

(1)	These shares were originally registered on the Registration Statement on Form S-4 to which this Amendment relates.

(2)	Not applicable. All filing fees payable in connection with the registration of these securities were paid in connection with the filing of the Registration Statement on Form S-4 on June 23, 2004, to register 92,747,629 shares of Lucent Technologies Inc. common stock, par value $0.01 per share, issuable to stockholders of Telica, Inc., including 3,466,655 shares which may be issued pursuant to the Telica, Inc. Restated 1998 Incentive and Non-Qualified Stock Option Plan (the “Plan”) referred to above. See “Introductory Statement.”

INTRODUCTORY STATEMENT

     Lucent Technologies Inc. (“Lucent” or the “Company”) hereby amends its Registration Statement on Form S-4 (No. 333-116792), as amended and supplemented by Amendment No. 1 to Form S-4 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”) relating to the sale of up to 3,466,655 shares of common stock of Lucent (“Lucent Common Stock”) issuable upon the exercise of stock options granted under the Plan.

     On August 20, 2004, Arreis Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Lucent (“Arreis”), was merged with and into Telica, Inc., a Delaware corporation (“Telica”). As a result of that merger (the “Merger”), Telica became a wholly owned subsidiary of Lucent and each outstanding share (other than shares owned by Lucent, Arreis or Telica) of Telica common stock (“Telica Common Stock”) was converted into the right to receive 0.45901058 shares of Lucent Common Stock. In addition, each outstanding option issued pursuant to the Plan is no longer exercisable for shares of Telica Common Stock, but instead, constitutes an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to consummation of the Merger, that number of shares of Lucent Common Stock (rounded down to the nearest whole share) equal to the product of (x) the number of shares of Telica Common Stock for which such option was theretofore exercisable and (y) 0.45901058. The new exercise price per share for each option is equal to the exercise price per share for such option immediately prior to the effective time of the Merger divided by 0.45901058.

     The designation of the Post-Effective Amendment as an amendment to Registration No. 333-116792 denotes that the Post-Effective Amendment relates only to the shares of Lucent Common Stock issuable on the exercise of the stock options under the Plan and that this is the first Post-Effective Amendment to the Form S-4 filed with respect to such shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

     The following documents have been filed by Lucent (Commission File No. 001-11639) with the Securities and Exchange Commission (the “Commission” or the “SEC”) and are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed on December 9, 2003;

(b)	Quarterly Report on Form 10-Q for the three months ended December 31, 2003, filed on February 10, 2004;

(c)	Quarterly Report on Form 10-Q for the three months ended March 31, 2004, filed on May 6, 2004;

(d)	Quarterly Report on Form 10-Q for the three months ended June 30, 2004, filed on August 5, 2004;

(e)	Current Reports on Form 8-K filed pursuant to Item 5 or 7 of Form 8-K on October 22, 2003, December 12, 2003, March 18, 2004, April 6, 2004, May 19, 2004, May 21, 2004, and June 17, 2004;

(f)	Current Report on Form 8-K filed pursuant to Item 8.01 of Form 8-K on September 2, 2004; and

(g)	The “Description of Capital Stock” section of our registration statement on Form 10, filed on February 26, 1996, as amended by Amendment No. 1 on Form 10/A, filed on March 12, 1996, Amendment No. 2 on Form 10/A, filed on March 22, 1996, Amendment No. 3 on Form 10/A, filed on April 1, 1996, Exhibit 99(i) to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed on February 14, 2002 and any other amendments or reports for the purpose of updating that description.

     Information in Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K (or under Item 9 or Item 12 prior to August 23, 2004) are not incorporated herein by reference.

     All documents and reports filed by us with the SEC (other than portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and

Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

ITEM 4. Description of Securities.

     Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

     Michael C. Keefe, Managing Corporate Counsel and Assistant Secretary of Lucent, will pass upon the validity of the shares of common stock offered by this prospectus. As of September 8, 2004, Michael C. Keefe owned vested options for 4,536 shares of Lucent common stock.

ITEM 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its securityholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     While the Company’s Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Company’s Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

     The Company’s Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-laws, agreement, vote of securityholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

     The Company’s Certificate of Incorporation also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company. The directors and officers of the Company are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

     The Company has agreed in a consent decree with the SEC that the Company shall not indemnify any person for the payment of civil penalties, disgorgement or prejudgment interest if such person is found liable for fraud, in an action brought by the SEC, unless such indemnification is required by the Company’s Certificate of Incorporation (as in effect at the time the Company entered into the decree) or Delaware law.

ITEM 7. Exemption from Registration Claimed.

     Not Applicable.

ITEM 8. Exhibits.

     The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

ITEM 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murray Hill, State of New Jersey, on September 10, 2004.

LUCENT TECHNOLOGIES INC. (Registrant)
By:	/s/ John A. Kritzmacher
John A. Kritzmacher
Senior Vice President and Corporate Controller

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities indicated on September 10, 2004.

(Signature)	(Title)
*	Chairman and Chief Executive Officer
(principal executive officer) and Director
Patricia F. Russo

*	Executive Vice President and Chief Financial Officer
(principal financial officer)
Frank A. D’Amelio

/s/ John A. Kritzmacher	Senior Vice President and Corporate Controller
(principal accounting officer)
John A. Kritzmacher

*
Director
Robert E. Denham

*
Director
Daniel S. Goldin

*
Director
Edward E. Hagenlocker

*
Director
Carla A. Hills

(Signature)	(Title)
*
Director
Karl J. Krapek

*
Director
Richard C. Levin

*
Director
Henry B. Schacht

*
Director
Franklin A. Thomas

*
Director
Ronald A. Williams

*
Director
John A. Young

* By: /s/ John A. Kritzmacher
          John A. Kritzmacher
          Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Provisions of the Certificate of Incorporation of the registrant, as amended effective February 16, 2000, that define the rights of securityholders of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s registration statement on Form S-4 (Registration No. 333-31400), filed with the SEC on March 1, 2000).

4.2	Certificate of Amendment to the Restated Certificate of Incorporation of the registrant, effective February 26, 2004 (incorporated by reference to Exhibit 3(i) to the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 6, 2004).

4.3	The By-Laws of the registrant, as amended through February 18, 2004, that define the rights of securityholders of the registrant (incorporated by reference to Exhibit 3(ii) to the registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 6, 2004).

4.4	Rights Agreement, dated as of April 4, 1996, between the registrant and The Bank of New York (successor to First Chicago Trust Company of New York), as rights agent (incorporated by reference to Exhibit 4.2 to the registrant’s registration statement on Form S-1/A (Registration No. 333-00703), filed with the SEC on April 1, 1996).

4.5	Amendment to Rights Agreement, dated as of April 4, 1996, between the registrant and The Bank of New York (successor to First Chicago Trust Company of New York), dated as of February 18, 1998 (incorporated by reference to Exhibit 10(i)5 to the registrant’s annual report on Form 10-K for the year ended September 30, 1998, filed with the SEC on December 22, 1998).

4.6	Form of registrant’s common stock certificate (incorporated by reference to Exhibit 4(iv) to the registrant’s quarterly report on Form 10-Q for the quarter ended December 31, 2001, filed with the SEC on February 14, 2002).

5.1	Opinion of Michael C. Keefe, Esq. as to the validity of the shares of common stock.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Michael C. Keefe, Esq. (contained in Exhibit 5.1).

24.1	Power of Attorney dated June 23, 2004 of the directors and certain officers of the registrant.*

*	Previously filed.